Exhibit 4.26
THIS DEED OF ASSIGNMENT is dated the day of June of the year two thousand five (2005) and made BETWEEN:
1. EGNATIA BANK S.A., a company incorporated according to the laws of Greece, whose registered office is at 4, Danaidon Street, Thessaloniki, Greece, acting for the purposes of this Deed through its Shipping Branch situated at 116 Kolokotroni Street, Piraeus, Greece (the “Bank”); and
2. ADVENTURE FOUR S.A. a corporation organised and existing in good standing under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands. (the “Assignor”).
WHEREAS:
A. By a Loan Agreement (the “Loan Agreement”) dated 9th June 2005 and made between (1) the Bank and (2) the Assignor as borrower (the Borrower) it was agreed amongst other things that the Bank would make available to the Borrower upon the terms and conditions therein described a Loan facility of up to United States Dollars seven million (US$ 7,000,000).
B. Pursuant to the Loan Agreement there has been executed by the Assignor in favour of the Bank a First Priority Panamanian Naval Mortgage (the “Mortgage”) on the m/v “FREE FIGHTER” ex “SOUTH GLORY” owned by the Borrower, registered under Panama flag with Official No ............... of gross registered tons 23696 and net registered tons 14790, built in 1982 in Varna, Bulgaria, IMO No 8027755, Inter. Call Sign ................ (the “Vessel”), as security for the payment by the Assignor of the Indebtedness (as the term is defined in the Loan Agreement).
C. This Deed of Assignment is supplemental to the Loan Agreement and the other Security Documents and to the security thereby created, and is the Assignment referred to therein and is entered into pursuant thereto but will nonetheless continue in full force and effect notwithstanding any discharge of the Security Documents.
NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:
1. DEFINITIONS
1.1.
(a)	Words and expressions defined in the Security Documents (as the term is described in Clause 1 of the Loan Agreement) shall have the same meaning when used in this Deed, irrespective of whether it is so explicitly mentioned herein or not, unless it is otherwise defined herein or the context otherwise requires.

(b)	This Deed will be read together with the other Security Documents but in case of any conflict between this Assignment and the Loan Agreement, the provisions of the Loan Agreement shall prevail whereas in the case of conflict between this Assignment and any other Security Documents, the Assignment Agreement will prevail. The rights, powers and remedies of the Bank provided herein and/or in any other Security Documents are cumulative and not exclusive of each other.
1.2.	In this Deed, unless the context otherwise requires:
“Assigned Property” means, the Earnings in respect of the Vessel as the term is defined in the Loan Agreement including all the Insurances provided for in the Loan Agreement;
1.3.	In this Deed, unless the context otherwise requires:

(a)	references to Clauses and Recitals are to be construed as references to clauses and recitals to this Deed;

(b)	references to (or any specified provision of) this Deed or any other document will be construed as references thereto as in force for the time being;

(c)	words importing the plural shall include the singular and vice versa;

(d)	references to persons shall include bodies corporate, bodies unincorporated and individuals;

(e)	references to assets include property, rights and assets of every description.
2. CONTINUING REPRESENTATIONS AND WARRANTIES
The Assignor hereby represents and warrants to the Bank that:
(a)	the Assignor is the sole legal and beneficial Owner of the whole of the Assigned Property;

(b)	the Assignor has not, save by this Deed or any other Security Documents, sold or transferred or created any security interest other than those permitted by this Deed and the aforementioned Security Documents over any of its rights, the title or interest to or in the Assigned Property;

(c)	no agreement or arrangement exists whereby the Assigned Property may be shared with any other person.
3. PRESERVATION OF SECURITY AND OTHER PROVISIONS
3.1.	It is declared by the Assignor and agreed that:
(a)	i.	the security created by this Deed will be held by the Bank as a continuing security for the payment of the Indebtedness as well as for the performance and/or the compliance with all the covenants and conditions contained, expressly or impliedly, in the Security Documents and that
ii.	the security so created will not be satisfied by any intermediate payment or satisfaction of any part of the Indebtedness.
(b)	the security so created will be in addition to, and will not in any way be affected by (and may be enforced by the Bank without prior recourse to) any security created by any other of the Security Documents, or other security, or right or remedy whatsoever now or hereafter held by the Bank, or enforcement and will not in any way be prejudiced thereby or by the invalidity or unenforceability thereof or any other of the Security Documents, or by the Bank releasing, modifying or refraining from perfecting or enforcing any of the same, or granting time or indulgence or compounding with any person liable;

(c)	the Assignor will remain liable to perform all the obligations assumed by the Assignor in relation to the Assigned Property and the Bank will be under no obligation of any kind whatsoever in respect thereof;

(d)	any waiver by the Bank of any terms of this Deed or any consent given by the Bank under this Deed will only be effective if given in writing and then only for the purpose and upon the terms for which it is given;

(e)	all governmental or other consents as well as all levies and/or taxes required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents and for the performance thereof by the Assignor are appropriately taken by the Assignor and are maintained in full force and effect.
3.2. No failure or delay on the part of the Bank to exercise any right, power or remedy vested in it under all or any of the Security Documents will operate as a waiver thereof, nor will any single or partial exercise by the Bank of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Bank to enforce any right, power or remedy, preclude any other or further exercise thereof or preclude proceedings to enforce the same or the exercise of any other right, power or remedy, nor will the giving by the Bank of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Bank to withhold or give consent to the doing of any other similar act. The rights, powers and remedies provided in all the Security Documents are cumulative and are not exclusive of any rights, powers and remedies provided by law, and may be exercised as and when the Bank may deem appropriate and fit.
4. ASSIGNMENT
4.1. By way of security for payment of the Indebtedness the Assignor agrees to assign and assigns to the Bank all its rights, title and interest in and to the Assigned Property and all its benefit and interests present and future therein, provided however that:

(a)	unless and until an Event of Default occurs:
i.	any and every moneys recoverable in connection with each particular incident under the contracts of insurance provided for in Clause 4.3.(e) of the Loan Agreement (the “Insurances”) exceeding US$ 200.000 shall be paid to the Bank and the terms of the relevant Loss Payable Clause shall be stipulated accordingly;

ii.	any and every sum recoverable in respect of any casualty (inclusive of deductible) under the Insurances not exceeding US$ 200.000 will be paid to the Assignor but so that the Assignor with the insurance moneys received shall make good and repaired all loss and damage resulting from the casualty.

iii.	All Earnings shall be payable and credited to the Operating Account, in accordance with the Loan Agreement.
(b)	Upon or after the simple receipt by the Insurer of a written advice of the Bank to the effect that an Event of Default has occurred, any sums recoverable under the Insurances and the Earnings provided for in the Loan Agreement shall be payable to the Bank and be applied in the manner specified in Clause 15 of the Loan Agreement.

(c)	Any requisition compensation will at all times be payable to the Bank and be applied in the manner specified in Clause 15 of the Loan Agreement
4.2. The Assignor covenants with the Bank that it will not, for so long as there is an Indebtedness, without the previous written consent of the Bank (and then only subject to such terms as the Bank may impose):
(a)	create or suffer the creation of any Security Interest other than this present on or in respect of the whole or any part of the Assigned Property in favour of any person other than the Bank; or

(b)	enter into any agreement or arrangement whereby the receivables may be pooled or shared with any other person.
4.3. The Assignor hereby covenants and undertakes with the Bank that, upon the execution hereof as well as upon any other agreement from time to time executed by virtue of which the Assignor acquires any right, title or interest whatsoever in and to the Assigned Property,
i.	it will proceed forthwith at its own expense in serving a written Notice of the Assignment herein contained (in the form annexed hereto as Annex ) upon the persons from whom any part of the Assigned Property is or may be due and forthwith forward by facsimile message or mail a copy of the Acknowledgement of Notice to the Bank and that

ii.	the Assignor will name
     a) on the instruments of insurance from time to time issued in connection with the insurances provided for in the Loan Agreement or any other of the Security Documents the Bank as the beneficiary of all and any of the Insurance moneys
     b) on the instruments and/or documents of any and all agreements from time to time entered into between the Assignor and its agents or any other person acting in any way in the name and/or behalf of the Assignor and any other party by virtue of which the Assignor acquires any right, title or interest whatsoever in and to the Assigned Property the Bank as the Beneficiary of all and any of the respective moneys.
4.4. Upon the Bank being satisfied that the Indebtedness has been unconditionally and irrevocably paid and discharged in full, and following a written request therefore from the Assignor, the Bank will release the security created by this Deed and execute a re-assignment in favour of the Assignor of the receivables subject to the Bank being indemnified to its satisfaction for the costs incurred in connection therewith.
5. COVENANTS AND PROTECTIONS
5.1.	The Assignor hereby covenants and undertakes with the Bank that:
(a)	it will do or permit to be done each and every act or thing which the Bank may from time to time require to be done for the purpose of enforcing the

Bank’s rights under this Deed and will allow its name to be used as and when required by the Bank for that purpose;

(b)	it will pay all such expenses, claims, liabilities, losses, costs, duties, fees, charges or other moneys as are stated in this Deed to be payable by the Assignor;

(c)	it will pay interest on any such expenses, claims, liabilities, losses, costs, duties, fees, charges or other monies referred to in Clause 5.1.(b) from the date on which same is/are paid or incurred by the Bank until the date of reimbursement thereof to the Bank at the rate described in Clause 8.4. of the Loan Agreement, such interest to be compounded in accordance with Clause 8 of the Loan Agreement and payable on demand.

(d)	It will deliver to and provide the Bank with the originals and/or copies as the case may be of any and all documentation (including but not limited to agreements, contracts, policies, cover notes, certificates of entry, e.t.c.) and information in relation to the Assigned Property or incidental thereto whether same was intentionally or incidentally obtained by or became known to the Assignor prior or after the execution of this deed or any other deed, contract or agreement by virtue of which any right, title or interest to or in the Assigned Property is or will be acquired.
5.2. The Assignor hereby further specifically undertakes at its own expense from time to time to execute, and/or sign and/or perfect and/or do and/or register every such further assurance, document, act or thing as in the bona fide and reasonable opinion of the Bank may be necessary or desirable for the purpose of perfecting the security constituted or intended to be constituted by this Deed or of exercising any power, authority, right or discretion vested in the Bank under this Deed.
6. POWERS OF THE BANK
6.1. The Bank will without prejudice to its other rights, powers and remedies under this Deed and the other Security Documents be entitled (but not bound) at any time and as often as may be necessary to take any such action (including the right to serve a Notice of Assignment provided for in Clause 4.3.) as it may in its sole discretion think fit for the purpose of protecting or maintaining the security created by this Deed and each and every expense, liability and loss (including, without limitation, legal fees) so incurred by the Bank in or about the protection or maintenance of the said security together with interest payable thereon under Clause 5.1.(c) will be repayable to it by the Assignor on demand.
6.2. Without prejudice to the provisions of Clause 6.1., the generality of the powers and remedies vested in the Bank by virtue of the assignment herein contained, or the provisions of the other Security Documents, the Bank at any time after the occurrence of an Event of Default and irrespective of whether or not the Bank will have taken steps to enforce any of the powers referred to in the Security Documents, will become forthwith entitled, as and when the Bank may see fit to exercise and enforce all or any of the powers possessed as assignee of the Assigned Property and in particular:
(a)	to require that all records as well as any other documentation then in possession of the Assignor or of any other person acting in the name or behalf of the Assignor relating to the Assigned Property (including details of and correspondence covering outstanding claims) be forthwith delivered to or to the order of the Bank;

(b)	to collect, recover, discharge, compound, release or compromise claims that are then outstanding or arise thereafter in respect of the Assigned Property or any part thereof and to take or institute (if necessary using the name of the Assignor, who hereby authorizes the Bank to do so) all such proceedings in connection therewith as the Bank in its sole discretion thinks fit, in the case of the Insurances, to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefore;

(c)	generally, to recover from the Assignor on demand each and every Expense incurred by the Bank in or about or incidental to the exercise by it of any of the aforesaid powers.
6.3. The Bank will not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or to take any action to collect any moneys assigned by this Deed or to enforce any rights and benefits assigned to the Bank by this Deed or to which the Bank may at any time be entitled hereunder.

6.4. Neither the Bank nor its agents, managers, officers, employees, delegates and advisers shall be liable for any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Deed in the absence of willful misconduct.
6.5. The Bank will not by reason of the taking possession of the whole or any part of the Assigned Property be liable to account as Mortgagee-in-possession or be liable for any loss upon realization or for any default or omission for which a Mortgagee-in-possession might be liable.
7. FURTHER ASSURANCES
The Assignor will execute and do all such assurances, acts and things as the Bank in its absolute discretion may require for:-
(a)	perfecting or protecting the security created (or intended to be created) by this Deed; or

(b)	preserving or protecting any of the rights of the Bank under this Deed; or

(c)	ensuring that the security constituted by this Deed and the covenants and obligations of the Assignor under this Deed shall inure to the benefit of any such assignee of the Bank as is referred to in Clause 10.3.; or

(d)	facilitating the appropriation or realization of the Assigned Property or any part thereof in the manner contemplated by this Deed; or

(e)	the exercise of any power, authority or discretion vested in the Bank under this Deed in any such case, forthwith upon demand by the Bank and at the expense of the Assignor.
8. ATTORNEY
By way of security, the Assignor hereby irrevocably appoints the Bank to be its attorney generally for and in the name and on behalf of the Assignor, and as the act and deed or otherwise of the Assignor to execute, sign, register (if required), seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred will be a general power of attorney which will also be executed in favour of the Bank before a Notary Public, at the request of the Bank, and the Assignor agrees to ratify and confirm any deed, assurance, agreement, instrument, act or thing which the Bank may execute or do pursuant thereto provided always that such power will not be exercisable by or on behalf of the Bank until the happening of any Event of Default.
The exercise of such power by or on behalf of the Bank will not put any person dealing with the Bank upon any inquiry as to whether any Event of Default has happened, or as to whether this Deed has become enforceable nor shall such person be in any way affected by notice that no such event or thing has happened, and the exercise by the Bank of such power will be conclusive evidence of its right to exercise the same.
9. INDEMNITIES AND COSTS
9.1. The Assignor will on demand indemnify and save harmless the Bank and each agent or attorney appointed under or pursuant to this Deed from and against any and all expenses, claims, losses, taxes, costs, duties, fees and charges, of whatsoever nature, together with any value added tax or similar tax payable in respect thereof (including legal fees, of a notary public, fees of bailiff, fees of insurance advisers, printing and out of pocket expenses), suffered, incurred or made by the Bank or such agent or attorney:
(a)	in or in connection with the exercise or purported exercise of any rights, powers remedies or discretions vested in it pursuant to this Deed or any other Security or any of them or

(b)	in or in connection with the preservation or enforcement or attempt to enforce or preserve of the Bank’s rights under this Deed or any other Security documents or any of them or

(c)	in or in connection with the preparation, completion or registration of this Deed or any other Security documents or any of them or

(d)	on the release of any part of the Assigned Property from the security created by this Deed, or any other Security Documents or any of them, and the Bank or each such agent or attorney may retain all sums in respect of the above. All such amounts recoverable by the Bank or each such agent or attorney shall be recoverable on a full indemnity basis.
9.2. If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Assignor or the liquidation of the Assignor or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (“the payment currency”) other than the currency in which any payment under or in connection with this Deed is due (the “contractual currency”), then to the extent that the amount of such payment actually received by the Bank, when converted into the contractual currency at the rate of exchange, falls short of the amount due under or in connection with this Deed, the Assignor, as a separate and independent obligation, will indemnify in full and hold harmless the Bank against the amount of such shortfall. For the purposes of this Clause “rate of exchange” means the rate at which the Bank is able on the date of such payment (or, if it is not practicable for the Bank to purchase the contractual currency with the payment currency on the date of such payment, at the rate of exchange as soon afterwards as is practicable for the Bank to do so) to purchase the contractual currency with the payment currency and will take into account any premium and other costs of exchange with respect thereto.
9.3. The Assignor will pay to the Bank on demand all reasonable costs, fees and expenses (including, but not limited to, legal fees and expenses) and Taxes thereon incurred by the Bank in connection with any variation of, or amendment or supplement to, any of the terms of this Deed and/or any consent or waiver required from the Bank in relation to this Deed and in each case regardless of whether the same is actually implemented, completed, or granted, as the case may be.
The Assignor will pay promptly all registration fees, stamp, documentary and other like duties and taxes to which this Deed or any other Security Documents (or any of them) may be subject or give rise and will indemnify the Bank on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Assignor to pay any such duties or taxes.

9.4. In addition to the above the Assignor hereby agrees and undertakes to indemnify the Bank, against all losses, actions, claims, demands, obligations, liabilities and generally Expenses (as the term is defined in the Loan Agreement) whatsoever and whenever arising, which may now or hereafter be incurred by the Bank or by any manager, agent, officer, or employee for whose liability, act or omission the Bank may be answerable, in respect of, in relation to or in connection with anything done or omitted in the exercise or purported exercise of the powers contained in this Deed, or otherwise in connection therewith and herewith or with any part of the Assigned Property or otherwise howsoever in relation to or in connection with any of the matters dealt within this Deed or any of the Security Documents.
10. ASSIGNMENTS
10.1. This Deed will be binding upon and will inure to the benefit of the Assignor and the Bank and their respective successors and permitted assigns and references in the Security Documents or to either of them shall be construed accordingly.
10.2. The Assignor may not assign any rights and/or obligations hereunder and/or other Security Documents or any documents executed pursuant thereto without the prior written consent of the Bank, and then only subject to the terms thereof.
10.3. The Bank may at any time after prior written notice to the Assignor of not less than twenty (20) days assign all or any part of its rights or transfer all or any part of its rights, benefits and/or obligations arising or accruing under this Deed and/or any other Security Document or any documents executed pursuant to this Deed and/or any other Security Document. The Assignor undertakes, immediately on being requested to do so by the Bank and at the cost of the Bank, to enter into such documents as may be necessary or desirable to assign or transfer to the Assignee or Transferee all or the relevant part of the Bank’s interest in this Deed and/or the other Security Documents and all relevant references in this Deed to the Bank shall thereafter be construed as a reference to the Bank and/or its Assignee or Transferee (as the case may be) to the extent of their respective interests. The

Bank may disclose to a prospective Assignee, Transferee or to any other person who may propose entering into contractual relations with the Bank in relation to this Deed such information about the Assignor as the Bank will consider appropriate without the consent of the Assignor subject however to the Bank.
10.4. The Bank will be at liberty to transfer this Assignment to any other branch or branches it maintains in Greece or abroad.
11. MISCELLANEOUS
11.1. If at any time any one or more of the provisions of this Deed is or becomes invalid, illegal or unenforceable in any respect under any law or regulation, in any jurisdiction whatsoever, the validity, legality and enforceability of the remaining provisions of this Deed shall not in any way be affected or impaired thereby.
11.2. The Bank, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Bank under this Deed in relation to the Assigned Property or any part thereof. Any such delegation may be made upon such terms and subject to such regulations as the Bank may think fit. The Bank will not in any way be liable or responsible to the Assignor for any loss or damage arising from any act, default, omission or misconduct whatsoever on the part of any such delegate.
11.3. This Deed may be executed in several counterparts, each of which will be an original, but which together shall constitute but one and the same document.
12. NOTICE
12.1. Save as otherwise provided herein or to such other address and/or numbers as is notified by one party to the other party hereunder, each notice, request, demand, or other communication to be given or made hereunder and/or any other Security Document will be given in writing addressed to the Assignor c/o FREE

BULKERS S.A., 93 Akti Miaouli Street, 185 38 Piraeus , Greece, fax no +30 210 4291010, email freebulk@otenet.gr, for the att. of Mr George D. Gourdomichalis and/or Efstathios D. Gourdomichalis and/or Ion Varouxakis each one or such other address as the Assignor may from time to time designate by not fewer than ten (10) days’ written notice to the Bank for that purpose, except in cases of urgency when such notice will be given by telex or facsimile transmission or other means of telecommunication in permanent written form and confirmed in writing.
12.2. Any notice, request, demand, or other communication to be given or made by the Assignor hereto will be deemed to have been delivered three (3) Banking Days after having been sent by first-class registered post prepaid in an envelope addressed as aforesaid or in the case of a telex, facsimile transmission, or other means of telecommunication in permanent written form, or delivery by hand such notice will be deemed to have been delivered at the time of dispatch. If the day of dispatch is not a Banking Day in the country of the addressee it will be deemed to have been received at the opening of business on the next such Banking Day.
13. GOVERNING LAW AND JURISDICTION
13.1. This Agreement will be governed by and construed in accordance with English Law.
13.2. For the exclusive benefit of the Bank, the Assignor hereby irrevocably submits to the non-exclusive jurisdiction of the Pireaus Courts. Further, the Assignor agrees that any summons, writ or other legal process issued against it to the Assignor c/o Mr John Hadjis at 6, Bouboulinas Street, 185 35 Piraeus , Greece, fax no +30 210 4225300 or his successors or to such other address as the Assignor may have previously notified in writing to the Bank, or their successors, who are hereby authorized to accept such service, which will be deemed to be good service on the Assignor. The foregoing will not limit the right of the Bank to start proceedings in any other country or to serve process in any other manner permitted by law. Finally, the Assignor hereby waives any objections to the inconvenience of Greece as a forum.

13.3. If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Assignor and it is agreed and undertaken by the Assignor to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned.
IN WITNESS whereof the parties hereto have caused this Agreement to be executed the day and year first above written.

SIGNED by	)
Stefanos Kardamakis	)
Pantelis Vokos	)
duly authorized attorneys-in-fact	)
for and on behalf of	)
EGNATIA BANK S.A.	)

SIGNED by	)
/s/ [ILLEGIBLE]	)
)
duly authorized attorney-in-fact	)
for and on behalf of	)
ADVENTURE FOUR S.A.	)

ANNEX
NOTICE OF ASSIGNMENT OF INSURANCES
     We ADVENTURE FOUR S.A. having our registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands (“the Owner”), Owner of the m/v “FREE FIGHTER” ex “SOUTH GLORY” registered in our name under Panamanian flag with Official Number .............(the “Vessel”) HEREBY GIVE NOTICE that by a Deed of Assignment dated ...... June 2005 entered into by us with EGNATIA BANK S.A., a bank incorporated in Greece and acting for the purposes hereof through its Shipping Department of 199, Kolokotroni Street, Piraeus, Greece, (the “Bank”) as Mortgagee of the Vessel there have been assigned by us to the Bank all insurances in respect thereof and all benefits arising under the insurances taken or entered into from time to time by the Owner or for the benefit of the Owner in respect thereof including but not limited to the insurances constituted by the policy whereon this notice is endorsed or shall be endorsed.
Dated          June 2005

For and on behalf of
ADVENTURE FOUR S.A.

Loss payable clause
The Loss Payable Clauses to be attached to the Insurances to be substantially in the following form:
(1) Hull and Machinery (Marine & War Risks): It is hereby noted that by an assignment dated ......June 2005, ADVENTURE FOUR S.A. of the Republic of The Marshall Islands (“the Owner”), has assigned to EGNATIA BANK S.A. (the Mortgagee) all rights title and interest in and to all policies and contracts of insurance from time to time taken out or entered into by or for the benefit of the Owner in respect of the “FREE FIGHTER” ex “SOUTH GLORY” and all benefits arising thereof including all claims of whatsoever nature (including return of premiums) thereunder and accordingly:
Save as hereinafter provided, all claims arising under the Insurances, whether in respect of an actual, constructive, compromised or arranged Total Loss of the Vessel or otherwise howsoever, shall be payable to the Mortgagee or as it may direct, (provided that the written consent of the Mortgagee shall be obtained prior to a compromised or arranged Total Loss being agreed with the Insurers) and provided always that unless and until written notice to the contrary has been received from the Mortgagee, claims (other than Total Loss claims) not exceeding United States Dollars two hundred thousand (US$200,000) or its equivalent in any other currency (inclusive of any deductible) in respect of any one claim may be paid to the Owner or its order.
(2) Protection and Indemnity Risks: Payment of any recovery in respect of protection and indemnity risks which ADVENTURE FOUR S.A. of the Republic of The Marshall Islands (the “Owner”) is entitled to make out of the funds of the Insurers in respect of any liability, costs or expenses incurred by the Owner, shall be made to the Owner or to its order unless and until the Insurer receives notice to the contrary from EGNATIA BANK S.A. (the “Mortgagee”) in which event all recoveries shall thereafter be paid to the Mortgagee or to its order; provided that no liability whatsoever shall attach to the Insurers or its agents for failure to comply with the latter obligation until the expiry of two clear business days from the receipt of such notice.

NOTICE OF ASSIGNMENT OF EARNINGS
     We ADVENTURE FOUR S.A. having our registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands (“the Owner”), Owner of the m/v “FREE FIGHTER” ex “SOUTH GLORY” registered in our name under Panamanian flag with Official Number ............. (the “Vessel”) HEREBY GIVE NOTICE that by a Deed of Assignment dated .......June 2005 entered into by us with EGNATIA BANK S.A., a Bank incorporated in Greece and acting for the purposes hereof through its Shipping Department of 116, Kolokotroni Street, Piraeus, Greece, (the “Bank”) as Mortgagee of the Vessel there have been assigned by us to the Bank all insurances in respect thereof and all earnings of the Vessel whatsoever, due or to become due for our account at any time during the period commencing on the date this present notice is received by you and terminating on the date upon which you receive a notice to that effect by the Bank, arising out of the use, or operation of the Vessel, including all freight, hire and passage moneys, compensation payable to the us in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charter party or other contract for employment of the Vessel and any other earnings whatsoever due or to become due to us in respect of the Vessel.
Dated           June 2005

For and on behalf of
ADVENTURE FOUR S.A.